Exhibit 5.1

JAMES F. FULTON, JR.

(650) 843-5103

fultonjf@cooley.com

January 24, 2008

Website Pros, Inc.

12735 Gran Bay Parkway West, Building 200

Jacksonville, FL 32258

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Website Pros, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 2,919,217 shares of the Company’s Common Stock, $.001 par value (the “Shares”), consisiting of (i) an aggregate of 2,424,558 shares of the Company’s Common Stock, issuable pursuant to the Web.com 2006 Equity Incentive Plan, the Interland 2005 Equity Incentive Plan, the Interland 2002 Equity Incentive Plan, the Interland 2001 Equity Incentive Plan, the Interland-Georgia 1999 Stock Plan, and the Interland 1995 Stock Option Plan (collectively, the “Web.com Plans”), and (ii) an aggregate of 494,659 shares of Common Stock, issuable pursuant to the Company’s 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, and 2005 Employee Stock Purchase Plan (the “WSPI Plans,” and together with the Web.com Plans, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and By-Laws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM